FORM 4

(  )  Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
________________________________________________________________________________
1.  Name and Address of Reporting Person

         Riedl                       John                         T.
    ____________________________________________________________________________
        (Last)                      (First)                    (Middle)

       c/o Net Perceptions, Inc., 7901 Flying Cloud Drive
    ____________________________________________________________________________
                                   (Street)

       Minneapolis                 Minnesota                   55344
    ____________________________________________________________________________
       (City)                      (State)                      (Zip)
________________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol

        Net Perceptions, Inc. (NETP)
________________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

________________________________________________________________________________
4.  Statement for Month/Year

        July 2000
________________________________________________________________________________
5.  If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)

       Director and Chief Scientist
     _____________________________________________

________________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person

________________________________________________________________________________

================================================================================
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
________________________________________________________________________________
1.  Title of Security (Instr. 3)

    Common Stock, par value $.0001 per share
________________________________________________________________________________
2.  Transaction Date (Month/Day/Year)

    A.  7/27/2000
    B.  7/27/2000
    C.  7/27/2000
________________________________________________________________________________
3.  Transaction Code (Instr. 8)

    A.  G, V
    B.  G, V
    C.  G, V
________________________________________________________________________________
4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    A.  1,649 shares gifted (D)
    B.  1,649 shares gifted (D)
    C.  1,649 shares gifted (D)
________________________________________________________________________________
5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    900,704
________________________________________________________________________________
6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

    895,757 shares (D)     4,947 shares (I)
________________________________________________________________________________
7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    A.  By Trust (1)
    B.  By Trust (1)
    C.  By Trust (1)
________________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
________________________________________________________________________________
1.  Title of Derivative Security (Instr. 3)

________________________________________________________________________________
2.  Conversion or Exercise Price of Derivative Security

________________________________________________________________________________
3.  Transaction Date (Month/Day/Year)

________________________________________________________________________________
4.  Transaction Code (Instr. 8)

________________________________________________________________________________
5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

________________________________________________________________________________
6.  Date Exercisable and Expiration Date (Month/Day/Year)

________________________________________________________________________________
7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

________________________________________________________________________________
8.  Price of Derivative Securities (Instr. 5)

________________________________________________________________________________
9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

________________________________________________________________________________
10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

________________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4)

________________________________________________________________________________
EXPLANATION OF RESPONSES:

(1) These shares are held in a trust for the benefit of the reporting person's children. The reporting person's spouse is the trustee of the trust. The reporting person disclaims beneficial ownership of these securities, and the filing of this report is not an admission that the reporting person is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.


/s/ Vicki Lindsey, as attorney-in-fact            August 10, 2000
---------------------------------------         -------------------
**  SIGNATURE OF REPORTING PERSON                     DATE

_______________

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

================================================================================

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Vicki Lindsey or Sharri Major or either of them his true and lawful attorneys-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Net Perceptions, Inc. (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of either such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by either such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4th day of February, 2000.



                                        /s/ John T. Riedl
                                        -------------------------
                                        Signature


                                        John T. Riedl
                                        --------------------------
                                        Print or type name